Exhibit 99.1

For Immediate Release:	For further information, contact:
Patrick Cassidy
ir@mariner-energy.com
(713) 954-5558
Mariner Energy Reports Record Third-Quarter Results
Year-over-year quarterly net income up 187% and EPS up 181%
Quarterly revenues and production up 62% and 17%, respectively
Houston, Texas/November 4, 2008 — Mariner Energy, Inc. (NYSE: ME) today reported record quarterly income, revenues and production for the three-month period ended September 30, 2008. Net income for third quarter 2008 was $64.7 million, an increase of 187% compared with the same period of 2007. Fully-diluted earnings per share (EPS) increased 181% to $0.73. Third-quarter earnings include a non-cash provision for an additional retrospective insurance premium equating to $0.05 per share in connection with Mariner’s membership in OIL Insurance Limited, an energy industry insurance cooperative. This compares with $0.26 fully-diluted EPS reported for third quarter 2007. Other financial and operational highlights for third quarter 2008 include:
•	Total revenues increased to $317.9 million, up from the $196.5 million reported for the third quarter a year ago.
•	Net cash provided by operations for the nine-month period ended September 30, 2008 increased 114% to $861.8 million, up from $402.5 million for the same period in the prior year.
•	Three of five offshore wells drilled during the quarter were successful.
•	100% success rate on 29 Permian Basin wells drilled.
•	Production increased to 27.1 billion cubic feet equivalent (Bcfe), an average of 294 million cubic feet of natural gas equivalent per day (MMcfe/d), which includes the effects of hurricane shut-ins that postponed the production of an estimated 7-9 Bcfe. This is up from 2007 third-quarter production of 23.2 Bcfe (approximately 252 MMcfe/d).
Additionally, Mariner reported that it expects its daily production rate to approach pre-hurricane levels of approximately 390 MMcfe/d by year end, as repairs are made primarily to third-party pipelines and processing facilities. As a result of hurricane shut-ins, the company expects its total production for 2008 to range from 120 — 123 Bcfe, down from its original guidance range of 130 — 140 Bcfe. The company expects no material loss of reserves due to the effects of the hurricane and that most of the production shortfall will be deferred into 2009.
Scott D. Josey, Chairman, Chief Executive Officer and President of Mariner Energy, commented:  “Mariner delivered improved year-over-year quarterly results in earnings and production, despite back-to-back hurricanes in September that are still affecting the industry in the Gulf of Mexico. Mariner is on track for significant growth this year and poised for additional growth in 2009 with the onset of production from three new deepwater fields – Geauxpher, Daniel Boone, and Viosca Knoll 821. We recently made another deepwater discovery, Dalmatian in De Soto Canyon block 48, and we have additional opportunities in the area.”
Mr. Josey added, “I believe the company is well positioned both operationally and financially. We have a rich opportunity set, ample liquidity in our borrowing base, and we consistently strive to maintain our capital spending within our cash flow. We believe the business model that has served the company well in the past will continue to do so going forward.”

THIRD QUARTER 2008 RESULTS
Third quarter 2008 net income was $64.7 million, compared with $22.5 million for the same period in 2007. Basic and fully-diluted EPS for third quarter 2008 were $0.74 and $0.73, respectively, up from the $0.26 basic and fully-diluted EPS reported for third quarter 2007.
Mariner’s third quarter 2008 net production was 27.1 Bcfe, a 17% increase from 23.2 Bcfe for third quarter 2007. Net natural gas production for third quarter 2008 was 18.4 billion cubic feet (Bcf), an 18% increase compared with the 15.5 Bcf reported for third quarter 2007. Net oil production for third quarter 2008 was up 7% to 1.05 million barrels (MMBbls), compared with 0.99 MMBbls for the same period in 2007. Net natural gas liquids (NGL) production for third quarter 2008 was 0.40 MMBbls, a 38% increase compared with the 0.29 MMBbls reported for third quarter 2007.
For third quarter 2008, Mariner’s average realized natural gas price was $10.50 per thousand cubic feet (Mcf), compared with $7.18 per Mcf for the same period in 2007. Mariner’s average realized oil price was $92.97 per barrel (Bbl) for third quarter 2008, compared with $70.68 per Bbl for the same period in 2007. The third quarter 2008 average realized NGL price was $61.05 per Bbl, compared with $49.02 per Bbl for third quarter 2007. Average realized prices reflect settlements during the period under Mariner’s hedging program.
Mariner provides additional information regarding its hedging activities in quarterly and annual reports filed with the Securities and Exchange Commission (SEC).
OPERATIONAL UPDATE
Offshore
Mariner drilled five offshore wells during the third quarter of 2008, three of which were successful:

		Working	Water Depth
Well Name	Operator	Interest	(Ft)	Location
Garden Banks 462#2 (Geauxpher)	Mariner	60.0%	2815	Deepwater
Vermilion 380 A21	Mariner	100.0%	340	Conventional Shelf
East Cameron 14#13	Mariner	50.0%	34	Conventional Shelf
Mariner has been successful on 13 out of 17 offshore wells drilled during the first nine months of 2008. As of September 30, 2008, seven offshore wells were drilling, and Mariner expects to spud four additional wells by year-end. Subsequent to the end of the third-quarter period, three additional wells were successful:

		Working	Water Depth
Well Name	Operator	Interest	(Ft)	Location
De Soto Canyon 48#1 (Dalmatian)	Murphy	12.5%	5876	Deepwater
Main Pass 301 A6	Walter Oil	6.3%	230	Conventional Shelf
Eugene Island 342 C5ST1	Mariner	50.0%	266	Conventional Shelf
Onshore
In the third quarter of 2008, Mariner drilled 29 wells in the Permian Basin, all of which were successful. As of September 30, 2008, five rigs were running on Mariner’s Permian Basin properties. Subsequent to the end of the third quarter period, Mariner drilled five additional onshore wells, all of which were successful. The company has participated in 104 onshore wells through mid-October 2008 and expects to spud approximately 120 onshore wells this year.
CONFERENCE CALL TO DISCUSS RESULTS
A conference call has been scheduled for 4:00 p.m. Eastern Time (3:00 p.m. Central Time) on Wednesday, November 5, 2008, to discuss third quarter 2008 financial and operating results. To participate in the call, please dial (866) 356-3377 at least 10 minutes prior to the scheduled start time. International callers can dial (617) 597-5392. The conference pass code for both numbers is 16592629. The call also will be webcast live over the internet and can be accessed through the Investor Relations’ Webcasts and Presentations section of Mariner’s website at http://www.mariner-energy.com.

A telephonic replay of the call will be available through November 15, 2008 by dialing (888) 286-8010 or (617) 801-6888, pass code 11463013. An archive of the webcast will be available shortly after the call on Mariner’s website through December 31, 2008.
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company headquartered in Houston, Texas, with principal operations in the Permian Basin and the Gulf of Mexico. For more information about Mariner, please visit its website at www.mariner-energy.com.
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MARINER ENERGY, INC.
SELECTED OPERATIONAL RESULTS (1)
(Unaudited)
Net Production, Realized Pricing and Average Unit Costs

	Three Months Ended
	September 30,
	2008	2007
Net production:
Natural gas (Bcf)	18.4	15.5
Oil (MMBbls)	1.05	0.99
Natural gas liquids (MMBbls)	0.40	0.29
Total production (Bcfe)	27.1	23.2

Realized prices (net of hedging):
Natural gas ($/Mcf)	$10.50	$7.18
Oil ($/Bbl)	92.97	70.68
Natural gas liquids ($/Bbl)	61.05	49.02

Average Unit costs per Mcfe:
Lease operating expense	$2.38	$1.42
Severance and ad valorem taxes	0.18	0.13
Transportation expense	0.15	0.10
General and administrative expense	0.48	0.48
Depreciation, depletion and amortization	4.22	3.93

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.

MARINER ENERGY, INC.
COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS OF OPERATIONS (1)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2008	2007
Revenues:
Natural gas	$192,804	$111,455
Oil	97,987	69,842
Natural gas liquids	24,541	14,317
Other revenues	2,558	870

Total revenues	317,890	196,484
Cost and Expenses:
Lease operating expense	64,456	33,034
Severance and ad valorem taxes	4,813	3,085
Transportation expense	4,061	2,215
General and administrative expense	12,963	11,170
Depreciation, depletion and amortization	114,398	91,136
Other expense	(469)	4,648

Total costs and expenses	200,222	145,288

OPERATING INCOME	117,668	51,196

Other Income (Expense):
Interest income	369	475
Interest expense, net of capitalized amounts	(17,507)	(14,003)
Other	—	—

Income before taxes and Minority Interest	100,530	37,668
Provision for income taxes	(35,839)	(15,140)
Minority Interest Expense	—	—

NET INCOME	$64,691	$22,528

Earnings per share:
Net income per share—basic	$0.74	$0.26
Net income per share—diluted	$0.73	$0.26

Weighted average shares outstanding—basic	87,596	85,702
Weighted average shares outstanding—diluted	88,184	85,964

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.

MARINER ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$11,147	$18,589
Receivables, net of allowances	170,470	157,774
Insurance receivables	7,433	26,683
Derivative financial instruments	3,893	11,863
Intangible assets	2,036	17,209
Prepaid expenses and other	19,058	10,630
Deferred tax asset	14,744	6,232

Total current assets	228,781	248,980

Property and equipment, net	3,188,051	2,420,194
Restricted cash	—	5,000
Goodwill	295,598	295,598
Insurance receivables	17,791	56,924
Derivative financial instruments	84	691
Other Assets, net of amortization	58,836	56,248

TOTAL ASSETS	$3,789,141	$3,083,635

Current Liabilities
Accounts payable	$3,514	$1,064
Accrued liabilities	105,745	96,936
Accrued capital costs	224,330	159,010
Abandonment liability	38,520	30,985
Accrued interest	21,431	7,726
Derivative financial instruments	41,955	19,468

Total current liabilities	435,495	315,189

Long-Term Liabilities
Abandonment liability	222,610	191,021
Deferred income tax	489,024	343,948
Derivative financial instruments	12,240	25,343
Long-term debt, bank credit facility	310,000	179,000
Long-term debt, senior unsecured notes	600,000	600,000
Other long-term liabilities	70,604	38,115

Total long-term liabilities	1,704,478	1,377,427

Minority Interest	—	1

Stockholders’ Equity
Common stock, $.0001 par value; 180,000,000 shares authorized;	9	9
88,853,638 shares issued and outstanding at September 30, 2008;
180,000,000 shares authorized, 87,229,312 shares issued and outstanding at December 31, 2007
Additional paid-in capital	1,062,357	1,054,089
Accumulated other comprehensive loss	(32,901)	(22,576)
Accumulated retained earnings	619,703	359,496

Total stockholders’ equity	1,649,168	1,391,018

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,789,141	$3,083,635

MARINER ENERGY, INC.
SELECTED CASH FLOW INFORMATION (1)
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Operating cash flow (2)	$792,369	$437,188
Changes in operating assets and liabilities	69,439	(34,714)

Net cash provided by operating activities	$861,808	$402,474

Net cash used in investing activities	$(996,752)	$(378,013)

Net cash provided by (used in) financing activities	$127,502	$(28,458)

Decrease in cash and cash equivalents	$(7,442)	$(3,997)

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.

(2)	See below for reconciliation of this non-GAAP measure.
IMPORTANT INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
AND CERTAIN STATISTICS
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Our forward-looking statements generally are accompanied by words such as “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. Forward-looking statements provided in this press release are based on Mariner’s current belief based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner does not undertake to update its guidance, estimates or other forward-looking statements as conditions change or as additional information becomes available. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed by Mariner with the SEC. Any of these factors could cause Mariner’s actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2007 and other documents filed by Mariner with the SEC. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.

Reconciliation of Non-GAAP Measure: Operating Cash Flow
Operating cash flow (OCF) is not a financial or operating measure under generally accepted accounting principles in the United States of America (GAAP).  The table below reconciles OCF to related GAAP information.  Mariner believes that OCF is a widely accepted financial indicator that provides additional information about its ability to meet its future requirements for debt service, capital expenditures and working capital, but OCF should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.

	Nine Months Ended
	September 30,
	2008	2007
	(In thousands)
	(Unaudited)
Net cash provided by operating activities	$861,808	$402,474
Less: Changes in operating assets and liabilities	69,439	(34,714)

Operating cash flow (non-GAAP)	$792,369	$437,188